Exhibit 99.1

Kellogg Company
Financial News Release

Analyst Contact:
John Renwick, CFA (269) 961-9050

Media Contact:
Kris Charles, (269) 961-3799

Kellogg Company Reports Fourth Quarter 2017 Results and Issues 2018 Guidance
BATTLE CREEK, Mich. - February 8, 2018 - Kellogg Company (NYSE: K) today announced fourth quarter and full year 2017 results and issued its financial outlook for 2018.

Highlights:

•	Q4 results complete the delivery of full-year guidance for currency-neutral comparable net sales, operating profit, and earnings per share, as well as cash flow.

•	Continued marked improvement in net sales performance during the second half, driven by several key businesses and brands.

•	Important progress made on initiatives related to growth priorities of snacking, health and wellness, and emerging markets.

•
Issued guidance* for 2018, including flat net sales on a currency-neutral basis; adjusted operating profit growth of +4-6% on a currency-neutral basis; adjusted earnings per share growth of 9-11% on a currency-neutral basis.

"We’re pleased to report a good finish to an important year,” said Steve Cahillane, Kellogg Company’s Chief Executive Officer. “We delivered on our financial guidance for the year, by continuing to improve our sales performance from a soft first half, and by executing productivity initiatives that continued to boost our profit margins, even as we stepped up investment in our brands. We also continued to make significant progress on several strategic imperatives that will contribute to better performance ahead. Our transition out of Direct Store Delivery in U.S. Snacks freed up resources that we are reinvesting behind our brands. We continued to expand our emerging markets scale and presence, via the integration of Parati, which tripled our size in Brazil; the investment in rapid growth for our joint ventures in Africa and China; and the expansion of Pringles across the globe. We continued to stabilize our core developed international cereal markets, and we completed the acquisition of RXBAR, a new growth platform for us in health and wellness.”

“We enter 2018 on sound financial footing, with many of our businesses starting to gain traction," added Mr. Cahillane. “Net sales guidance for 2018 reflects roughly two quarters of negative DSD-transition impacts and the prudent assumption that it will take some time for our investments to take hold. Our commercial ideas are stronger, and we are putting increased investment where the growth is. We have strong enough cost-savings that we can boost investment in growth, while still delivering margin expansion and solid growth in profit and earnings."

* All guidance and goals expressed in this press release are on a currency-neutral basis, and adjusted to exclude restructuring charges, and the mark-to-market adjustments of pensions and various financial instruments. Expected net sales, margins, operating profit, operating profit margin and earnings per share are provided on this non-GAAP, currency-neutral basis only because certain information necessary to calculate such measures on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted without unreasonable efforts by the Company. Please refer to the "Non-GAAP Financial Measures" section included later in this press release for a further discussion of our use of non-GAAP measures, including quantification of known expected adjustment items.

Financial Summary:	Quarter ended			Year ended
(millions, except per share data)	December 30, 2017	December 31, 2016	% Change	December 30, 2017	December 31, 2016	% Change
Reported Net Sales	$3,209	$3,097	3.6%	$12,923	$13,014	(0.7)%
Comparable Net Sales *	$3,106	$3,089	0.5%	$12,667	$12,983	(2.4)%
Currency-Neutral Comparable Net Sales *	$3,044		(1.5)%	$12,639		(2.6)%

Reported Operating Profit	$669	$98	585.9%	$1,946	$1,395	39.5%
Comparable Operating Profit *	$520	$491	5.8%	$2,144	$1,995	7.5%
Currency-Neutral Comparable Operating Profit*	$511		4.1%	$2,146		7.6%

Reported Diluted Earnings (Loss) Per Share	$1.23	$(0.15)	920.0%	$3.62	$1.96	84.7%
Comparable Diluted Earnings (Loss) Per Share *	$0.96	$0.91	5.5%	$4.04	$3.72	8.6%
Currency-Neutral Comparable Diluted Earnings (Loss) Per Share *	$0.94		3.3%	$4.06		9.1%
* Non-GAAP financial measures. See "Non-GAAP Financial Measures" section and "Reconciliation of Non-GAAP Amounts" tables within this release for important information regarding these measures.
Fourth Quarter Consolidated Results
Kellogg’s fourth quarter 2017 GAAP (or "reported") earnings per share increased significantly from the prior-year quarter, due to favorable mark-to-market adjustments, lower restructuring charges, and higher operating profit. Non-GAAP, comparable and currency-neutral comparable earnings per share also increased year on year in the quarter, finishing the year within the Company's full-year guidance range.
Quarterly reported operating profit and operating profit margin increased sharply in the fourth quarter. This was driven by significantly lower restructuring charges and favorable mark-to-market impacts year-on-year, as well as strong productivity savings related to the Project K restructuring program, particularly this year's exit and elimination of overhead from its U.S. Snacks segment's Direct Store Delivery (DSD) system. These savings more than offset a substantial increase in advertising and promotion investment. Currency-neutral comparable operating profit and operating profit margin both increased, finishing the year within the Company's full-year guidance.
Fourth-quarter 2017 reported net sales increased by nearly 4% year on year, owing to the acquisitions of RXBAR (October 2017) and Parati (December 2016), as well as to favorable currency translation. On a currency-neutral comparable basis, net sales declined by 1.5%, reflecting previously announced list-price adjustments and other impacts in U.S. Snacks related to its transition from DSD. Excluding these DSD-related impacts, currency-neutral comparable net sales grew slightly year-on-year in the quarter, completing a much improved second half of 2017.

Fourth Quarter Business Performance
Please refer to the segment tables in the back of this document.
Kellogg Company's net sales and operating profit performance in the fourth quarter continued to improve sequentially from the first half. Year on year, sales were again reduced by the list-price adjustment and other impacts from transitioning out of DSD in U.S. Snacks, masking growth elsewhere. U.S. Specialty Channels, North America Other, and Asia-Pacific sustained their growth momentum, while Europe returned to growth. From a global brand perspective, Pringles growth accelerated again in the fourth quarter, and Special K continued to show progress toward stabilizing. Meantime, productivity savings accelerated with the closing of the DSD system in U.S. Snacks, only partially offset by a sharp increase in brand-building investment.
Kellogg North America’s net sales in the fourth quarter decreased on a reported and currency-neutral comparable basis, reflecting the aforementioned list-price adjustment and other impacts related to the transition out of DSD in U.S. Snacks. The Region continued to make progress against key strategic priorities to improve future sales performance, with U.S. Snacks showing early signs of post-DSD improvement, and Specialty Channels and North America Other both posting accelerated net sales growth. Reported operating profit increased, due to lower restructuring charges year on year, but currency-neutral comparable operating profit declined slightly, as savings from the elimination of DSD overhead during the quarter were offset by lower net sales and a substantial increase in brand-building investment.
Specifically, by segment:

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The U.S. Snacks segment posted lower net sales, on both a reported and currency-neutral comparable basis. This past summer, the Company discontinued shipping through its DSD distribution system, reduced its workforce, and exited leases for its distribution centers, trucks, and other equipment. Accordingly, all sales are now made at a list-price that is reduced by a cost-to-serve for various DSD services no longer provided by the Company, and sales in the quarter were also affected by the impact of eliminating smaller, less productive stock-keeping units (SKUs). In the fourth quarter, the Company returned to normal promotional activity following the transition, and reinvested in incremental advertising and promotion, improving consumption for several supported brands. Operating profit was up strongly in the quarter, both on a reported and a currency-neutral comparable basis, owing to lower restructuring charges and overhead reductions related to the DSD transition, which more than offset the sharp increase in advertising and promotion investment.

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The U.S. Morning Foods segment’s net sales declined on both a reported and currency-neutral comparable basis, as cereal category consumption remained soft, particularly in the health and wellness segment. The segment's operating profit declined on a reported and currency-neutral comparable basis, on lower net sales and lapping a particularly strong year-ago performance.

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The U.S. Specialty Channels segment delivered another quarter of growth in net sales and operating profit, both on a reported and currency-neutral comparable basis. Kellogg posted growth in all three major channels, Foodservice, Convenience Stores, and Vending.

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The North America Other segment, which is comprised of the U.S. Frozen Foods, Kashi Company, and Canadian businesses, as well as the recently acquired RXBAR, increased net sales on both a reported and currency-neutral comparable basis. The growth was driven by continued momentum in Frozen Foods, driven by accelerated consumption and share gains for both Eggo and Morningstar Farms. Canada also grew its sales in the quarter, with increased share in cereal and Pringles, and Kashi Company posted continued consumption and share growth in cereal, led by its Bear Naked granola brand. North America Other’s operating profit increased sharply on a reported basis, reflecting lower restructuring costs and favorable currency translation, but it declined on a currency-neutral comparable basis, largely due to a substantial increase in brand-building investment in the quarter and to lapping an unusually strong year-ago profit performance.
Kellogg Europe recorded growth in net sales, both on a reported and currency-neutral comparable basis. Reported growth was additionally aided by favorable currency translation, while currency-neutral comparable growth was driven by gains both in snacks, with Pringles sustaining its second-half return to growth, and in cereal, which posted growth in the quarter on improving consumption trends. Operating profit increased sharply on a reported basis, owing to lower restructuring costs and favorable currency translation. It declined on a currency-neutral comparable basis, owing to a substantial increase in brand-building investment in the quarter.
Kellogg Latin America posted a strong increase in reported net sales, due to the December 2016 acquisition of Parati in Brazil, while its currency-neutral comparable net sales were down slightly because of lingering hurricane-related disruption in the Central America & Caribbean sub-region. This masked continued growth for the rest of Kellogg Latin America, led by consumption and sales growth in Mexico, its largest market. Kellogg Latin America's operating profit increased sharply on a reported basis, owing to the Parati acquisition, but it was down slightly on a currency-neutral comparable basis, due to lower sales in Central America & Caribbean, as well as currency-driven input cost inflation. Importantly, the integration of Parati is progressing well, with that business continuing to grow strongly in the fourth quarter.
Kellogg Asia Pacific’s net sales increased on both a reported and currency-neutral comparable basis, with gains in both cereal and snacks. Cereal growth was led by Asian markets like India and Korea, and in its core developed market of Australia, it recorded another quarter of growth in sales, consumption, and share. Kellogg Asia Pacific recorded a slight decline in reported operating profit, related to higher restructuring charges, but sales growth and productivity savings drove solid operating profit growth on a currency-neutral comparable basis, even despite a substantial increase in brand building investment. Not included in Asia Pacific's consolidated results is the performance of the Company's joint ventures in West Africa and China, both of which continued to grow net sales rapidly on a reported and currency-neutral comparable basis, as we continue to invest in their expansion.
Changes to Non-GAAP Measurements
Starting in 2018, the Company is modifying its presentation of non-GAAP measurements. This modification aligns with how the Company assesses its reporting segments, which now includes the delivery of objectives for acquired businesses, and presents performance in a way that is more simple and useful to investors, using nomenclature that is used by peer companies.
Specifically, the changes to non-GAAP measurements include:

•
For Net Sales, the non-GAAP measurement of “Currency-Neutral Comparable” growth will be renamed “Organic” growth. There is no change to its calculation, which continues to exclude the impacts of acquisitions, divestitures, foreign-currency translation, and differences in shipping days or other non-comparable items. As mentioned below, the Company will refer to Organic growth to give a sense of the underlying performance of the business, but it will give guidance on a Reported, currency-neutral basis; that is, it will include acquisitions and divestitures. Reconciliation tables will continue to provide each of these impacts.

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For Operating Profit, the Company will use a new non-GAAP measurement, called “Adjusted” growth. This still excludes the impacts of the less predictable Mark-to-Market adjustments and Restructuring Charges & Benefits, similar to our previous “Comparable” measurement; the only difference between Adjusted and Comparable is that the former no longer excludes the impacts of acquisitions, divestitures, and related integration costs. This is more in line with analyst and peer-company conventions, and is how we assess the business internally. Reconciliation tables will continue to provide these impacts, as well as translational foreign currency impacts.

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For Earnings Per Share, we will use a new non-GAAP measurement, called “Adjusted” growth. It is similar to our previous "Comparable" metric, in that it still excludes the impacts of the less predictable Mark-to-Market adjustments and Restructuring Charges & Benefits, in line with analyst and peer-company conventions. The only difference is that Adjusted no longer excludes integration costs, as these are now included as part of acquisitions’ operating profit. Reconciliation tables will continue to provide all non-GAAP adjustments, as well as translational foreign currency impacts.

When discussing forward-looking guidance, the Company intends to provide guidance that no longer excludes acquisitions and divestitures from Net Sales or Operating Profit, though it will give an indication of their impact. The Company will give guidance for Reported Net Sales on a currency-neutral basis, Adjusted Operating Profit growth on a currency-neutral basis, and Adjusted Earnings Per Share on a currency-neutral basis. As always it will provide reconciliation tables that disclose all items that are excluded in non-GAAP measurements.

For consistency reasons, the foregoing descriptions of Q4 2017 results were based on the previous non-GAAP measurements. However, all guidance for 2018 is given on the new measurements and results during 2018 will also be presented in this new format.
2018 Financial Guidance
The Company issued financial guidance for 2018:

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Net sales flat on a currency-neutral basis. The October 2017 acquisition of RXBAR contributes 1-2 percentage points of this growth. This implies an organic decline of 1-2%, of which 1 percentage point of the decline is related to the negative impact of U.S. Snacks’ DSD transition, including its list-price adjustment and rationalization of stock-keeping units (SKU). The remainder of the business is flat to down 1%, an improvement from 2017.

•
Adjusted OP +4-6% on a currency-neutral basis. The acquired RXBAR contributes 1-2 percentage points of this growth, while the rest of the growth is driven by remaining Project K and ZBB savings, partially offset by an increase in Brand Building. The resultant operating profit margin reaches the Company’s publicly stated margin-expansion target, excluding the restatement for the change in pension accounting.

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Adjusted EPS +9-11% on a currency-neutral basis. U.S. Tax Reform contributes 5-6 percentage points of this growth, even after the Company uses some of its favorability to mitigate risk in its pension plans, via a less aggressive investment mix and potentially making cash contributions, and on its balance sheet, through reduction of debt.

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Cash Flow guidance. The Company projects cash from operating activities to increase to $1.7-1.8 billion in 2018, driven by higher net income, sustained working-capital improvement, and benefits from U.S. Tax Reform. With capital expenditure remaining roughly flat at $0.5 billion, this implies Cash Flow of $1.2-1.3 billion.

Note that guidance for currency-neutral Net Sales, Adjusted Operating Profit, and Adjusted Earnings Per Share growth in 2018, are off a recast 2017 base, as described below.
Recasting of 2017 Results for Accounting-Rules and Other Changes
In the first quarter of 2018, we are adopting two Accounting Standards Updates (ASU) on a retrospective basis, and executing a transfer of products between two Reporting Segments. For comparability, we provide preliminary information to enable a recast full-year 2017 Income Statement.
These three changes are:

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Revenue Recognition - The adoption of this ASU will result in shifts between Net Sales, Cost of Goods Sold, and Selling, General & Administrative expenses on the Income Statement. There will be a small impact on the Company’s Operating Profit and Net Income, related to timing differences on trade promotion, and we estimate that this will recast 2017 Adjusted EPS by negative $(0.02)-(0.03) per share. This preliminary estimate is provided in advance to ensure comparability, as the Company's 2018 guidance is based on growth from this recast base.

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Pension & Post-Retirement Benefit Costs - The adoption of this ASU will result in moving the Interest Cost, Return on Assets, and Prior-Year Service Cost components of Pension & Post-Retirement expense out of Cost of Goods Sold and Selling, General & Administrative expenses, and into Other Income & Expense. There is no impact on the Company’s Net Income, only a shift between Operating Profit (in the Corporate reporting segment only) and Other Income & Expense. Preliminary estimates of these line-item recasts for 2017 are shown below. They are provided in advance to ensure comparability, as the Company’s 2018 guidance is based on growth from this recast base.

2017 ($ millions) increase/(decrease)	Cost of goods sold	Selling, general, & administrative expenses	Other income (expense)	Net Income
Mark-to-market/Restructuring	156	118	274	—
All Other	169	99	268	—
Total	325	217	542	—

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Product Transfers Between Reporting Segments - The Company has decided to shift certain stock-keeping units (SKUs) out of the U.S. Morning Foods reporting segment, and into the U.S. Snacks reporting segment, to properly align their sales with their infrastructure and change in accountability. There is no impact on the Company’s or North America's Net Sales, Operating Profit, Net Income, or Cash Flow. Recast 2017 Segment Results are provided below to ensure comparability, as the Company’s 2018 guidance is based on growth from this recast base.

2017 ($ millions) increase/(decrease)	U.S. Morning Foods	U.S. Snacks	Total North America
Net Sales	(52)	52	—
Operating Profit	(27)	27	—

Conference Call / Webcast:
Kellogg will host a conference call to discuss results and outlook on Thursday, February 8, 2018 at 9:30 a.m. Eastern Time. The conference call and accompanying presentation slides will be broadcast live over the Internet at http://investor.kelloggs.com. Analysts and institutional investors may participate in the Q&A session by dialing (855) 209-8258 in the U.S., and (412) 542-4104 outside of the U.S. Members of the media and the public are invited to attend in a listen-only mode. Information regarding the rebroadcast is available at http://investor.kelloggs.com.
About Kellogg Company
At Kellogg Company (NYSE: K), we are driven to enrich and delight the world through foods and brands that matter. With 2017 sales of $13 billion, Kellogg is the world’s leading cereal company; second largest producer of cookies and crackers; a leading producer of savory snacks; and a leading North American frozen foods company. Every day, our well-loved brands nourish families so they can flourish and thrive. These brands include Kellogg’s®, Keebler®, Special K®, Pringles®, Kellogg’s Frosted Flakes®, Pop-Tarts®, Kellogg’s Corn Flakes®, Rice Krispies®, Kashi®, Cheez-It®, Eggo®, Coco Pops®, Mini-Wheats®, and many more. To learn more about our responsible business leadership, foods that delight and how we strive to make a difference in our communities around the world, visit www.kelloggcompany.com.
Non-GAAP Financial Measures
This filing includes non-GAAP financial measures that we provide to management and investors that exclude certain items that we do not consider part of on-going operations. Items excluded from our non-GAAP financial measures are discussed in the "Significant items impacting comparability" section of this filing. Our management team consistently utilizes a combination of GAAP and non-GAAP financial measures to evaluate business results, to make decisions regarding the future direction of our business, and for resource allocation decisions, including incentive compensation. As a result, we believe the presentation of both GAAP and non-GAAP financial measures provides investors with increased transparency into financial measures used by our management team and improves investors’ understanding of our underlying operating performance and in their analysis of ongoing operating trends. All historic non-GAAP financial measures have been reconciled with the most directly comparable GAAP financial measures.

2017 Non-GAAP Financial Measures
Non-GAAP financial measures used for evaluation of 2017 performance include comparable net sales, comparable gross margin, comparable SGA, comparable operating profit, comparable operating profit margin, comparable effective tax rate, comparable net income attributable to Kellogg Company, comparable diluted EPS, and cash flow. These non-GAAP financial measures are also evaluated for year-over-year growth and on a currency-neutral basis to evaluate the underlying growth of the business and to exclude the effect of foreign currency. We determine currency-neutral operating results by dividing or multiplying, as appropriate, the current-period local currency operating results by the currency exchange rates used to translate our financial statements in the comparable prior-year period to determine what the current period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period. These non-GAAP financial measures may not be comparable to similar measures used by other companies.

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Comparable net sales: We adjust the GAAP financial measures to exclude the pre-tax effect of acquisitions, divestitures, and shipping day differences. We excluded the items which we believe may obscure trends in the company's underlying net sales performance. By providing this non-GAAP net sales measure, management intends to provide investors with a meaningful, consistent comparison of net sales performance for the Company and each of our reportable segments for the periods presented. Management uses this non-GAAP measure to evaluate the effectiveness of initiatives behind net sales growth, pricing realization, and the impact of mix on our business results. This non-GAAP measure is also used to make decisions regarding the future direction of our business, and for resource allocation decisions. Currency-neutral comparable net sales represents comparable net sales excluding the impact of foreign currency.

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Comparable gross profit, comparable gross margin, comparable SGA, comparable SGA%, comparable operating profit, comparable operating profit margin, comparable net income attributable to Kellogg Company, and comparable diluted EPS: We adjust the GAAP financial measures to exclude the effect of Project K and cost reduction activities, acquisitions, divestitures, integration costs, mark-to-market adjustments for pension plans, commodities and certain foreign currency contracts, costs associated with the early redemption of debt outstanding, and charges associated with the Venezuela deconsolidation. We excluded the items which we believe may obscure trends in the company's underlying profitability. The impact of acquisitions are not excluded from comparable diluted EPS. By providing these non-GAAP profitability measures, management intends to provide investors with a meaningful, consistent comparison of the company's profitability measures for the periods presented. Management uses these non-GAAP financial measures to evaluate the effectiveness of initiatives intended to improve profitability, such as Project K, ZBB and Revenue Growth Management, as well as to evaluate the impacts of inflationary pressures and decisions to invest in new initiatives within each of our segments. Currency-neutral comparable represents comparable excluding foreign currency impact.

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Comparable effective tax rate: We adjust the GAAP financial measure to exclude tax effect of Project K and cost reduction activities, integration costs, mark-to-market adjustments for pension plans, commodities and certain foreign currency contracts, charges associated with the Venezuela deconsolidation, and costs associated with the early redemption of debt outstanding. In addition, we have excluded the impact of adopting U.S. Tax Reform. We excluded the items which we believe may obscure trends in the company's underlying tax rate. By providing this non-GAAP measure, management intends to provide investors with a meaningful, consistent comparison of the company's effective tax rate for the periods presented. Management uses this non-GAAP measure to monitor the effectiveness of initiatives in place to optimize our global tax rate.

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Cash flow: Defined as net cash provided by operating activities reduced by expenditures for property additions. Cash flow does not represent the residual cash flow available for discretionary expenditures. We use this non-GAAP financial measure of cash flow to focus management and investors on the amount of cash available for debt repayment, dividend distributions, acquisition opportunities, and share repurchases once all of the Company’s business needs and obligations are met. Additionally, certain performance-based compensation includes a component of this non-GAAP measure.

These measures have not been calculated in accordance with GAAP and should not be viewed as a substitute for GAAP reporting measures.

2018 Non-GAAP Financial Measures
Starting in 2018, the Company is modifying its presentation of non-GAAP measurements. This modification aligns with how the Company assesses its reporting segments, which now includes the delivery of objectives for acquired businesses, and presents performance in a way that is more simple and useful to investors, using nomenclature that is used by peer companies. Non-GAAP financial measures used for 2018 guidance include organic net sales, adjusted operating profit, adjusted diluted EPS, and cash flow. These non-GAAP financial measures are also evaluated for year-over-year growth and on a currency-neutral basis to evaluate the underlying growth of the business and to exclude the effect of foreign currency. We determine currency-neutral operating results by dividing or multiplying, as appropriate, the current-period local currency operating results by the currency exchange rates used to translate our financial statements in the comparable prior-year period to determine what the current period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period. These non-GAAP financial measures may not be comparable to similar measures used by other companies.

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Currency-neutral net sales and organic net sales: We adjust the GAAP financial measure to exclude the impact of foreign currency, resulting in currency-neutral sales. In addition, we exclude the impact of acquisitions, dispositions, related integration costs, shipping day differences, and foreign currency, resulting in organic net sales. We excluded the items which we believe may obscure trends in our underlying net sales performance. By providing these non-GAAP net sales measures, management intends to provide investors with a meaningful, consistent comparison of net sales performance for the Company and each of our reportable segments for the periods presented. Management uses these non-GAAP measures to evaluate the effectiveness of initiatives behind net sales growth, pricing realization, and the impact of mix on our business results. These non-GAAP measures are also used to make decisions regarding the future direction of our business, and for resource allocation decisions.

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Currency-neutral adjusted operating profit and currency-neutral adjusted diluted EPS: We adjust the GAAP financial measures to exclude the effect of Project K and cost reduction activities, mark-to-market adjustments for pension plans, commodities and certain foreign currency contracts. We excluded the items which we believe may obscure trends in our underlying profitability. By providing these non-GAAP profitability measures, management intends to provide investors with a meaningful, consistent comparison of the Company's profitability measures for the periods presented. Management uses these non-GAAP financial measures to evaluate the effectiveness of initiatives intended to improve profitability, such as Project K, ZBB and Revenue Growth Management, to assess performance of newly acquired businesses, as well as to evaluate the impacts of inflationary pressures and decisions to invest in new initiatives within each of our segments. Currency-neutral adjusted represents adjusted excluding foreign currency impact.

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Cash flow: Defined as net cash provided by operating activities reduced by expenditures for property additions. Cash flow does not represent the residual cash flow available for discretionary expenditures. We use this non-GAAP financial measure of cash flow to focus management and investors on the amount of cash available for debt repayment, dividend distributions, acquisition opportunities, and share repurchases once all of the Company’s business needs and obligations are met. Additionally, certain performance-based compensation includes a component of this non-GAAP measure.

We are unable to reasonably estimate the potential full-year financial impact of mark-to-market adjustments because these impacts are dependent on future changes in market conditions (interest rates, return on assets, and commodity prices) or future decisions to be made by our management team and Board of Directors, including decisions on future acquisitions or dispositions. Similarly, because of volatility in foreign exchange rates and shifts in country mix of our international earnings, we are unable to reasonably estimate the potential full-year financial impact of foreign currency translation.

As a result, these impacts are not included in the guidance provided. Therefore, we are unable to provide a full reconciliation of these non-GAAP measures used in our guidance without unreasonable effort as certain information necessary to calculate such measure on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted without unreasonable efforts by the Company.

The projected impact of certain other items that are excluded from non-GAAP guidance are shown below:

Impact of certain items excluded from non-GAAP guidance:	Net Sales	Operating Profit	Effective Tax Rate	Earnings Per Share
Project K and cost restructuring activities		$90-110M		$0.27-0.32
Income Tax benefit applicable to adjustments, net**				$0.05-0.06
Adjusted, FX-neutral guidance	Flat	4-6%	20-21%	9-11%
* 2018 full year guidance for net sales, operating profit, and earnings per share are provided on a non-GAAP basis only because certain information necessary to calculate such measures on a GAAP basis is unavailable, dependent on future events outside of our control and cannot be predicted without unreasonable efforts by the Company. The Company is providing quantification of known adjustment items where available.

** Represents the estimated income tax effect on the reconciling items, using weighted-average statutory tax rates, depending upon the applicable jurisdiction.

Reconciliation of Non-GAAP amounts - Cash Flow Guidance
(billions)
Approximate
Full Year 2018
Net cash provided by (used in) operating activities	$1.7 - $1.8
Additions to properties	~ ($.5)
Cash Flow	$1.2 - $1.3

Forward-Looking Statements Disclosure
This news release contains, or incorporates by reference, “forward-looking statements” with projections concerning, among other things, the Company’s efficiency-and-effectiveness program (Project K), the integration of acquired businesses, the Company’s strategy, Zero-Based Budgeting, and the Company’s sales, earnings, margin, operating profit, costs and expenditures, interest expense, tax rate, capital expenditure, dividends, cash flow, debt reduction, share repurchases, costs, charges, rates of return, brand building, ROIC, working capital, growth, new products, innovation, cost reduction projects, workforce reductions, savings, and competitive pressures. Forward-looking statements include predictions of future results or activities and may contain the words “expects,” “believes,” “should,” “will,” “anticipates,” “projects,” “estimates,” “implies,” “can,” or words or phrases of similar meaning.The Company’s actual results or activities may differ materially from these predictions. The Company’s future results could also be affected by a variety of factors, including the ability to implement Project K (including the exit from its direct store delivery system and Zero-Based Budgeting as planned, whether the expected amount of costs associated with Project K will differ from forecasts, whether the Company will be able to realize the anticipated benefits from Project K, Zero-Based Budgeting, and Revenue Growth Management in the amounts and times expected, the ability to realize the anticipated benefits and synergies from business acquisitions in the amounts and at the times expected, the impact of competitive conditions; the effectiveness of pricing, advertising, and promotional programs; the success of innovation, renovation and new product introductions; the recoverability of the carrying value of goodwill and other intangibles; the success of productivity improvements and business transitions; commodity and energy prices; labor costs; disruptions or inefficiencies in supply chain; the availability of and interest rates on short-term and long-term financing; actual market performance of benefit plan trust investments; the levels of spending on systems initiatives, properties, business opportunities, integration of acquired businesses, and other general and administrative costs; changes in consumer behavior and preferences; the effect of U.S. and foreign economic conditions on items such as interest rates, statutory tax rates, currency conversion and availability; legal and regulatory factors including changes in food safety, advertising and labeling laws and regulations; the ultimate impact of product recalls; business disruption or other losses from war, terrorist acts or political unrest; and other items.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K.

Forward-looking statements speak only as of the date they were made, and the Company undertakes no obligation to update them publicly.
[Kellogg Company Financial News]

Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF INCOME
(millions, except per share data)

	Quarter ended		Year ended
(Results are unaudited)	December 30, 2017	December 31, 2016	December 30, 2017	December 31, 2016
Net sales	$3,209	$3,097	$12,923	$13,014
Cost of goods sold	1,888	2,121	7,901	8,259
Selling, general and administrative expense	652	878	3,076	3,360
Operating profit	669	98	1,946	1,395
Interest expense	68	63	256	406
Other income (expense), net	(11)	(69)	(16)	(62)
Income before income taxes	590	(34)	1,674	927
Income taxes	164	18	412	233
Earnings (loss) from unconsolidated entities	2	—	7	1
Net income	$428	$(52)	$1,269	$695
Net income (loss) attributable to noncontrolling interests	—	1	—	1
Net income attributable to Kellogg Company	$428	$(53)	$1,269	$694
Per share amounts:
Basic	$1.24	$(0.15)	$3.65	$1.98
Diluted	$1.23	$(0.15)	$3.62	$1.96
Dividends per share	$0.54	$0.52	$2.12	$2.04
Average shares outstanding:
Basic	346	351	348	350
Diluted	347	351	350	354
Actual shares outstanding at period end			346	351

Kellogg Company and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS
(millions)

	Year ended
(unaudited)	December 30, 2017	December 31, 2016
Operating activities
Net income	$1,269	$695
Adjustments to reconcile net income to operating cash flows:
Depreciation and amortization	481	517
Postretirement benefit plan expense	(427)	198
Deferred income taxes	(56)	(26)
Stock compensation	66	63
Venezuela deconsolidation	—	72
Venezuela remeasurement	—	11
Noncurrent income taxes payable	144	(12)
Other	27	(62)
Postretirement benefit plan contributions	(44)	(33)
Changes in operating assets and liabilities, net of acquisitions	186	205
Net cash provided by (used in) operating activities	1,646	1,628
Investing activities
Additions to properties	(501)	(507)
Acquisitions, net of cash acquired	(592)	(398)
Reduction of cash due to Venezuela deconsolidation	—	(2)
Investments in unconsolidated entities	—	27
Other	(1)	(13)
Net cash used in investing activities	(1,094)	(893)
Financing activities
Net issuances (reductions) of notes payable	(68)	(788)
Issuances of long-term debt	1,251	2,657
Reductions of long-term debt	(632)	(1,737)
Net issuances of common stock	97	368
Common stock repurchases	(516)	(426)
Cash dividends	(736)	(716)
Net cash provided by (used in) financing activities	(604)	(642)
Effect of exchange rate changes on cash and cash equivalents	53	(64)
Increase (decrease) in cash and cash equivalents	1	29
Cash and cash equivalents at beginning of period	280	251
Cash and cash equivalents at end of period	281	280
Supplemental financial data:
Net cash provided by (used in) operating activities	$1,646	$1,628
Additions to properties	(501)	(507)
Cash Flow (operating cash flow less property additions) (a)	$1,145	$1,121

(a)	We use this non-GAAP measure of cash flow to focus management and investors on the amount of cash available for debt reduction, dividend distributions, acquisition opportunities, and share repurchase.

Kellogg Company and Subsidiaries
CONSOLIDATED BALANCE SHEET
(millions, except per share data)

	December 30, 2017	December 31, 2016
	(unaudited)	*
Current assets
Cash and cash equivalents	$281	$280
Accounts receivable, net	1,389	1,231
Inventories:
Raw materials and supplies	333	315
Finished goods and materials in process	884	923
Other prepaid assets	149	191
Total current assets	3,036	2,940
Property, net of accumulated depreciation of $5,650 and $5,280	3,716	3,569
Goodwill	5,504	5,166
Other intangibles, net of accumulated amortization of $67 and $54	2,639	2,369
Investments in unconsolidated entities	429	438
Other assets	1,026	629
Total assets	$16,350	$15,111
Current liabilities
Current maturities of long-term debt	$409	$631
Notes payable	370	438
Accounts payable	2,269	2,014
Accrued advertising and promotion	538	436
Accrued income taxes	31	47
Accrued salaries and wages	311	318
Other current liabilities	551	590
Total current liabilities	4,479	4,474
Long-term debt	7,836	6,698
Deferred income taxes	363	525
Pension liability	839	1,024
Other liabilities	605	464
Commitments and contingencies
Equity
Common stock, $.25 par value	105	105
Capital in excess of par value	878	806
Retained earnings	7,103	6,571
Treasury stock, at cost	(4,417)	(3,997)
Accumulated other comprehensive income (loss)	(1,457)	(1,575)
Total Kellogg Company equity	2,212	1,910
Noncontrolling interests	16	16
Total equity	2,228	1,926
Total liabilities and equity	$16,350	$15,111
* Condensed from audited financial statements.

Kellogg Company and Subsidiaries
Adjustments to Reconcile Reported Results to Currency-Neutral Comparable Results
(millions, except per share data)

	Quarter ended December 30, 2017				Year ended December 30, 2017
(Results are unaudited)	Net sales	Cost of goods sold	Selling, general and administrative expense	Operating profit	Net sales	Cost of goods sold	Selling, general and administrative expense	Operating profit
Mark-to-market	$—	$(98)	$(65)	$163	$—	$(8)	$(37)	$45
Project K and cost reduction activities	—	20	4	(24)	—	46	217	(263)
Integration and transaction costs	—	1	2	(3)	—	1	4	(5)
Acquisitions/divestitures	89	48	28	13	242	136	81	25
Shipping day differences	14	8	6	—	14	8	6	—
Foreign currency impact	62	38	15	9	28	14	16	(2)
Comparable adjustments	$165	$17	$(10)	$158	$284	$197	$287	$(200)

	Quarter ended December 31, 2016				Year ended December 31, 2016
(Results are unaudited)	Net sales	Cost of goods sold	Selling, general and administrative expense	Operating profit	Net sales	Cost of goods sold	Selling, general and administrative expense	Operating profit
Mark-to-market	$—	$147	$79	$(226)	$—	$159	$102	$(261)
Project K and cost reduction activities	—	107	54	(161)	—	173	152	(325)
Integration and transaction costs	—	1	6	(7)	—	2	8	(10)
Venezuela operations impact	8	6	1	1	31	20	2	9
Venezuela remeasurement	—	—	—	—	—	12	1	(13)
Comparable adjustments	$8	$261	$140	$(393)	$31	$366	$265	$(600)
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Adjustments to Reconcile Reported Results to Currency-Neutral Comparable Results
(millions, except per share data)

	Quarter ended December 30, 2017				Year ended December 30, 2017
(Results are unaudited)	Interest expense	Income taxes	Net income (loss)	Per share amount: Diluted	Interest expense	Income taxes	Net income (loss)	Per share amount: Diluted
Mark-to-market (pre-tax)	$—	$—	$163	$0.47	$—	$—	$45	$0.13
Project K and cost reduction activities (pre-tax)	—	—	(24)	(0.07)	—	—	(263)	(0.75)
Integration and transaction costs (pre-tax)	—	—	(3)	(0.01)	—	—	(5)	(0.01)
Shipping day differences (pre-tax)	—	—	(1)	—	—	—	(1)	—
Income tax impact applicable to adjustments, net*	—	35	(35)	(0.11)	—	(82)	82	0.22
U.S. Tax Reform adoption impact	—	4	(4)	(0.01)	—	4	(4)	(0.01)
Foreign currency impact	—	2	4	0.02	(1)	2	(6)	(0.02)
Comparable adjustments	$—	$41	$100	$0.29	$(1)	$(76)	$(152)	$(0.44)

	Quarter ended December 31, 2016				Year ended December 31, 2016
(Results are unaudited)	Interest expense	Income taxes	Net income (loss)	Per share amount: Diluted	Interest expense	Income taxes	Net income (loss)	Per share amount: Diluted
Mark-to-market (pre-tax)	$—	$—	$(226)	$(0.64)	$—	$—	$(261)	$(0.74)
Project K and cost reduction activities (pre-tax)	—	—	(161)	(0.46)	—	—	(325)	(0.92)
Debt redemption (pre-tax)	—	—	—	—	153	—	(153)	(0.43)
Integration and transaction costs (pre-tax)	—	—	(9)	(0.02)	—	—	(12)	(0.03)
Venezuela operations impact (pre-tax)	—	—	1	0.01	—	—	9	0.02
Venezuela deconsolidation (pre-tax)	—	—	(72)	(0.20)	—	—	(72)	(0.20)
Venezuela remeasurement (pre-tax)	—	—	—	—	—	—	(11)	(0.03)
Income tax impact applicable to adjustments, net*	—	(94)	94	0.25	—	(200)	200	0.57
Comparable adjustments	$—	$(94)	$(373)	$(1.06)	$153	$(200)	$(625)	$(1.76)
*Represents the estimated tax effect on the reconciling items, using weighted-average statutory tax rates, depending upon the applicable jurisdiction.
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Net Sales to Currency-Neutral Comparable Net Sales

Quarter ended December 30, 2017
(millions)	U.S. Morning Foods	U.S. Snacks	U.S. Specialty	North America Other	Total North America	Europe	Latin America	Asia Pacific	Corporate	Kellogg Consolidated
Reported net sales	$670	$723	$288	$412	$2,093	$614	$259	$243	$—	$3,209
Acquisitions/divestitures	—	—	—	27	27	—	62	—	—	89
Shipping day differences	—	—	—	—	—	—	14	—	—	14
Comparable net sales	$670	$723	$288	$385	$2,066	$614	$183	$243	$—	$3,106
Foreign currency impact	—	—	—	6	6	41	5	10	—	62
Currency-neutral comparable net sales	$670	$723	$288	$379	$2,060	$573	$178	$233	$—	$3,044
Quarter ended December 31, 2016
(millions)	U.S. Morning Foods	U.S. Snacks	U.S. Specialty	North America Other	Total North America	Europe	Latin America	Asia Pacific	Corporate	Kellogg Consolidated
Reported net sales	$704	$767	$283	$376	$2,130	$556	$187	$224	$—	$3,097
Shipping day differences	—	—	—	—	—	—	—	—	—	—
Venezuela operations impact	—	—	—	—	—	—	8	—	—	8
Comparable net sales	$704	$767	$283	$376	$2,130	$556	$179	$224	$—	$3,089
% change - 2017 vs. 2016:
Reported growth	(4.9)%	(5.8)%	2.1%	9.6%	(1.7)%	10.4%	38.1%	8.1%	—%	3.6%
Acquisitions/divestitures	—%	—%	—%	7.1%	1.3%	—%	32.9%	—%	—%	2.9%
Shipping day differences	—%	—%	—%	—%	—%	—%	7.9%	—%	—%	0.5%
Venezuela operations impact	—%	—%	—%	—%	—%	—%	(4.6)%	—%	—%	(0.3)%
Comparable growth	(4.9)%	(5.8)%	2.1%	2.5%	(3.0)%	10.4%	1.9%	8.1%	—%	0.5%
Foreign currency impact	—%	—%	—%	1.9%	0.3%	7.4%	2.4%	3.8%	—%	2.0%
Currency-neutral comparable growth	(4.9)%	(5.8)%	2.1%	0.6%	(3.3)%	3.0%	(0.5)%	4.3%	—%	(1.5)%
Volume (tonnage)					(0.7)%	0.5%	(0.4)%	4.4%	—%	—%
Pricing/mix					(2.6)%	2.5%	(0.1)%	(0.1)%	—%	(1.5)%
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Net Sales to Currency-Neutral Comparable Net Sales

Year ended December 30, 2017
(millions)	U.S. Morning Foods	U.S. Snacks	U.S. Specialty	North America Other	Total North America	Europe	Latin America	Asia Pacific	Corporate	Kellogg Consolidated
Reported net sales	$2,778	$3,067	$1,249	$1,616	$8,710	$2,291	$955	$967	$—	$12,923
Acquisitions/divestitures	—	—	—	28	28	11	203	—	—	242
Shipping day differences	—	—	—	—	—	—	14	—	—	14
Comparable net sales	$2,778	$3,067	$1,249	$1,588	$8,682	$2,280	$738	$967	$—	$12,667
Foreign currency impact	—	—	—	12	12	(14)	4	26	—	28
Currency-neutral comparable net sales	$2,778	$3,067	$1,249	$1,576	$8,670	$2,294	$734	$941	$—	$12,639
Year ended December 31, 2016
(millions)	U.S. Morning Foods	U.S. Snacks	U.S. Specialty	North America Other	Total North America	Europe	Latin America	Asia Pacific	Corporate	Kellogg Consolidated
Reported net sales	$2,931	$3,198	$1,214	$1,598	$8,941	$2,377	$780	$916	$—	$13,014
Shipping day differences	—	—	—	—	—	—	—	—	—	—
Venezuela operations impact	—	—	—	—	—	—	31	—	—	31
Comparable net sales	$2,931	$3,198	$1,214	$1,598	$8,941	$2,377	$749	$916	$—	$12,983
% change - 2017 vs. 2016:
Reported growth	(5.2)%	(4.1)%	2.9%	1.1%	(2.6)%	(3.6)%	22.3%	5.6%	—%	(0.7)%
Acquisitions/divestitures	—%	—%	—%	1.7%	0.3%	0.5%	25.9%	—%	—%	1.9%
Shipping day differences	—%	—%	—%	—%	—%	—%	1.9%	—%	—%	0.1%
Venezuela operations impact	—%	—%	—%	—%	—%	—%	(4.0)%	—%	—%	(0.3)%
Comparable growth	(5.2)%	(4.1)%	2.9%	(0.6)%	(2.9)%	(4.1)%	(1.5)%	5.6%	—%	(2.4)%
Foreign currency impact	—%	—%	—%	0.8%	0.1%	(0.6)%	0.4%	2.8%	—%	0.2%
Currency-neutral comparable growth	(5.2)%	(4.1)%	2.9%	(1.4)%	(3.0)%	(3.5)%	(1.9)%	2.8%	—%	(2.6)%
Volume (tonnage)					(2.7)%	(5.4)%	(5.6)%	1.9%	—%	(3.1)%
Pricing/mix					(0.3)%	1.9%	3.7%	0.9%	—%	0.5%
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Operating Profit to Currency-Neutral Comparable Operating Profit

Quarter ended December 30, 2017
(millions)	U.S. Morning Foods	U.S. Snacks	U.S. Specialty	North America Other	Total North America	Europe	Latin America	Asia Pacific	Corporate	Kellogg Consolidated
Reported operating profit	$124	$123	$70	$57	$374	$65	$26	$20	$184	$669
Mark-to-market	—	—	—	—	—	—	—	—	163	163
Project K and cost reduction activities	(2)	(4)	(1)	(3)	(10)	(19)	(2)	(6)	13	(24)
Integration and transaction costs	—	—	—	(2)	(2)	—	(1)	—	—	(3)
Acquisitions/divestitures	—	—	—	3	3	—	10	—	—	13
Shipping day differences	—	—	—	—	—	—	—	—	—	—
Comparable operating profit	$126	$127	$71	$59	$383	$84	$19	$26	$8	$520
Foreign currency impact	—	—	—	(1)	(1)	4	2	—	4	9
Currency-neutral comparable operating profit	$126	$127	$71	$60	$384	$80	$17	$26	$4	$511
Quarter ended December 31, 2016
(millions)	U.S. Morning Foods	U.S. Snacks	U.S. Specialty	North America Other	Total North America	Europe	Latin America	Asia Pacific	Corporate	Kellogg Consolidated
Reported operating profit	$136	$94	$65	$46	$341	$(11)	$14	$20	$(266)	$98
Mark-to-market	—	—	—	—	—	—	—	—	(226)	(226)
Project K and cost reduction activities	(10)	(14)	(4)	(18)	(46)	(92)	(2)	(1)	(20)	(161)
Integration and transaction costs	—	—	—	—	—	(1)	(3)	(3)	—	(7)
Shipping day differences	—	—	—	—	—	—	—	—	—	—
Venezuela operations impact	—	—	—	—	—	—	1	—	—	1
Comparable operating profit	$146	$108	$69	$64	$387	$82	$18	$24	$(20)	$491
% change - 2017 vs. 2016:
Reported growth	(8.8)%	30.7%	7.9%	22.8%	9.6%	690.0%	79.8%	(0.4)%	169.1%	585.9%
Mark-to-market	—%	—%	—%	—%	—%	—%	—%	—%	15.8%	529.6%
Project K and cost reduction activities	4.9%	12.7%	5.2%	28.7%	10.2%	686.9%	13.8%	(25.7)%	19.4%	47.0%
Integration and transaction costs	—%	—%	—%	(2.9)%	(0.5)%	2.3%	14.6%	15.4%	—%	1.0%
Acquisitions/divestitures	—%	—%	—%	4.1%	0.7%	—%	57.2%	—%	—%	2.7%
Shipping day differences	—%	—%	—%	—%	—%	—%	(0.8)%	—%	—%	—%
Venezuela operations impact	—%	—%	—%	—%	—%	—%	(5.9)%	—%	(0.1)%	(0.2)%
Comparable growth	(13.7)%	18.0%	2.7%	(7.1)%	(0.8)%	0.8%	0.9%	9.9%	134.0%	5.8%
Foreign currency impact	—%	—%	—%	1.8%	0.3%	4.5%	2.0%	4.1%	10.6%	1.7%
Currency-Neutral comparable growth	(13.7)%	18.0%	2.7%	(8.9)%	(1.1)%	(3.7)%	(1.1)%	5.8%	123.4%	4.1%
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Operating Profit to Currency-Neutral Comparable Operating Profit

Year ended December 30, 2017
(millions)	U.S. Morning Foods	U.S. Snacks	U.S. Specialty	North America Other	Total North America	Europe	Latin America	Asia Pacific	Corporate	Kellogg Consolidated
Reported operating profit	$601	$115	$312	$230	$1,258	$279	$108	$86	$215	$1,946
Mark-to-market	—	—	—	—	—	—	—	—	45	45
Project K and cost reduction activities	(18)	(309)	(2)	(16)	(345)	(40)	(8)	(11)	141	(263)
Integration and transaction costs	—	—	—	(2)	(2)	—	(3)	—	—	(5)
Acquisitions/divestitures	—	—	—	1	1	(1)	25	—	—	25
Shipping day differences	—	—	—	—	—	—	—	—	—	—
Comparable operating profit	$619	$424	$314	$247	$1,604	$320	$94	$97	$29	$2,144
Foreign currency impact	—	—	—	1	1	(4)	(1)	2	—	(2)
Currency-neutral comparable operating profit	$619	$424	$314	$246	$1,603	$324	$95	$95	$29	$2,146
Year ended December 31, 2016
(millions)	U.S. Morning Foods	U.S. Snacks	U.S. Specialty	North America Other	Total North America	Europe	Latin America	Asia Pacific	Corporate	Kellogg Consolidated
Reported operating profit	$593	$324	$279	$181	$1,377	$205	$84	$70	$(341)	$1,395
Mark-to-market	—	—	—	—	—	—	—	—	(261)	(261)
Project K and cost reduction activities	(23)	(76)	(8)	(38)	(145)	(126)	(8)	(7)	(39)	(325)
Integration and transaction costs	—	—	—	—	—	(3)	(2)	(3)	(2)	(10)
Shipping day differences	—	—	—	—	—	—	—	—	—	—
Venezuela operations impact	—	—	—	—	—	—	9	—	—	9
Venezuela remeasurement	—	—	—	—	—	—	(13)	—	—	(13)
Comparable operating profit	$616	$400	$287	$219	$1,522	$334	$98	$80	$(39)	$1,995
% change - 2017 vs. 2016:
Reported growth	1.3%	(64.5)%	12.0%	27.3%	(8.6)%	35.6%	28.2%	23.1%	163.0%	39.5%
Mark-to-market	—%	—%	—%	—%	—%	—%	—%	—%	(149.5)%	24.7%
Project K and cost reduction activities	0.8%	(70.5)%	2.6%	14.5%	(14.0)%	39.6%	2.5%	(3.3)%	143.8%	5.6%
Integration and transaction costs	—%	—%	—%	(0.8)%	(0.1)%	1.0%	(0.5)%	5.3%	(2.5)%	0.3%
Acquisitions/divestitures	—%	—%	—%	0.4%	—%	(0.3)%	26.9%	—%	—%	1.3%
Shipping day differences	—%	—%	—%	—%	—%	—%	(0.2)%	—%	—%	—%
Venezuela operations impact	—%	—%	—%	—%	—%	—%	(11.5)%	—%	(0.6)%	(0.5)%
Venezuela remeasurement	—%	—%	—%	—%	—%	—%	14.7%	—%	—%	0.6%
Comparable growth	0.5%	6.0%	9.4%	13.2%	5.5%	(4.7)%	(3.7)%	21.1%	171.8%	7.5%
Foreign currency impact	—%	—%	—%	0.8%	0.2%	(1.3)%	(2.0)%	3.6%	(1.6)%	(0.1)%
Currency-neutral comparable growth	0.5%	6.0%	9.4%	12.4%	5.3%	(3.4)%	(1.7)%	17.5%	173.4%	7.6%
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Kellogg Company and Subsidiaries
Reconciliation of Non-GAAP Amounts - Reported Operating Margin to Currency-Neutral Comparable Operating Margin

	Quarter ended December 30, 2017
	U.S. Morning Foods	U.S. Snacks	U.S. Specialty	North America Other	Total North America	Europe	Latin America	Asia Pacific	Corporate	Kellogg Consolidated
	Basis points change										%
Reported	(0.8)	4.8	1.3	1.5	1.9	12.6	2.3	(0.7)	—	17.7	20.9%
Mark-to-market	—	—	—	—	—	—	—	—	—	12.4	5.1%
Project K and cost reduction activities	1.1	1.2	1.1	3.9	1.7	13.6	0.6	(2.2)	—	4.5	(0.7)%
Integration and transaction costs	—	—	—	(0.4)	(0.1)	0.3	0.7	1.4	—	0.1	(0.1)%
Acquisitions/divestitures	—	—	—	(0.4)	(0.1)	—	2.1	—	—	(0.1)	(0.1)%
Shipping day differences	—	—	—	—	—	—	(0.8)	—	—	—	—%
Venezuela operations impact	—	—	—	—	—	—	(0.2)	—	—	—	—%
Comparable	(1.9)	3.6	0.2	(1.6)	0.4	(1.3)	(0.1)	0.1	—	0.8	16.7%
Foreign currency impact	—	—	—	—	—	(0.3)	—	—	—	(0.1)	(0.1)%
Currency-neutral comparable	(1.9)	3.6	0.2	(1.6)	0.4	(1.0)	(0.1)	0.1	—	0.9	16.8%

	Year ended December 30, 2017
	U.S. Morning Foods	U.S. Snacks	U.S. Specialty	North America Other	Total North America	Europe	Latin America	Asia Pacific	Corporate	Kellogg Consolidated
	Basis points change										%
Reported	1.4	(6.3)	2.0	2.9	(1.0)	3.6	0.5	1.2	—	4.4	15.1%
Mark-to-market	—	—	—	—	—	—	—	—	—	2.4	0.4%
Project K and cost reduction activities	0.1	(7.6)	0.5	1.3	(2.4)	3.7	0.1	(0.4)	—	0.4	(2.1)%
Integration and transaction costs	—	—	—	(0.1)	—	0.1	—	0.3	—	0.1	—%
Acquisitions/divestitures	—	—	—	(0.2)	(0.1)	(0.1)	—	—	—	(0.1)	(0.1)%
Shipping day differences	—	—	—	—	—	—	(0.3)	—	—	—	—%
Venezuela operations impact	—	—	—	—	—	—	(0.7)	—	—	—	—%
Venezuela remeasurement	—	—	—	—	—	—	1.7	—	—	0.1	—%
Comparable	1.3	1.3	1.5	1.9	1.5	(0.1)	(0.3)	1.3	—	1.5	16.9%
Foreign currency impact	—	—	—	—	—	(0.1)	(0.3)	—	—	(0.1)	(0.1)%
Currency-neutral comparable	1.3	1.3	1.5	1.9	1.5	—	—	1.3	—	1.6	17.0%
For more information on the reconciling items in the table above, please refer to the Significant items impacting comparability section.

Significant items impacting comparability

Mark-to-market accounting for pension plans, commodities and certain foreign currency contracts
For 2017 we recognized mark-to-market adjustments for pension plans, commodity contracts, and certain foreign currency contracts as incurred. Actuarial gains/losses for pension plans were recognized in the year they occur. Changes between contract and market prices for commodities contracts and certain foreign currency contracts result in gains/losses that were recognized in the quarter they occur. We recorded a pre-tax mark-to-market benefit of $163 million and $45 million for the quarter and year-to-date periods ended December 30, 2017, respectively, and a pre-tax mark-to-market charge of $226 million and $261 million for quarter and year-to-date periods ended December 31, 2016, respectively. Included within the aforementioned charges was a pre-tax mark-to-market benefit for pension plans of $159 million and $86 million for the quarter and year-to-date periods ended December 30, 2017, respectively, and a pre-tax mark-to-market charge of $251 million and $314 million for the quarter and year-to-date periods ended December 31, 2016, respectively.

Project K and cost reduction activities
In February 2017, the Company announced an expansion and an extension to its previously-announced global efficiency and effectiveness program ("Project K"). Project K continued generating a significant amount of savings used to invest in key strategic areas of focus for the business and drove growth in the business. We recorded pre-tax charges related to this program of $22 million and $260 million for the quarter and year-to-date periods ended December 30, 2017, respectively. We also recorded pre-tax charges of $157 million and $300 million for the quarter and year-to-date periods ended December 31, 2016, respectively.

In support of the ZBB initiative, we incurred pre-tax charges of $2 million and $3 million for the quarter and year-to-date periods ended December 30, 2017. We also incurred pre-tax charges of $4 million and $25 million for the quarter and year-to-date periods ended December 1, 2016, respectively.

Debt redemption
During the quarter ended April 2, 2016, we redeemed $475 million of our 7.45% U.S. Dollar Debentures due 2031. In connection with the debt redemption, we incurred $153 million of interest expense, consisting primarily of a premium on the tender offer and also including accelerated losses on pre-issuance interest rate hedges, acceleration of fees and debt discount on the redeemed debt and fees related to the tender offer.

Integration and transaction costs
For various acquisitions in the years presented, we recorded pre-tax integration costs of $3 million and $5 million for the quarter and year-to-date periods ended December 30, 2017, respectively, and $9 million and $12 million for the quarter and year-to-date periods ended December 31, 2016, respectively.

Acquisitions
In December 2016, the Company acquired Ritmo Investimentos, controlling shareholder of Parati S/A, Afical Ltda and Padua Ltda ("Parati Group"), a leading Brazilian food group. In our Latin America reportable segment, for the quarter ended December 30, 2017 the acquisition added $62 million in net sales and $10 million of operating profit (before integration costs) that impacted the comparability of our reported results. For the year-to-date period ended December 30, 2017 the acquisition added $203 million in net sales and $25 million of operating profit (before integration costs) that impacted the comparability of our reported results.

In October of 2017, the Company acquired Chicago Bar Company LLC manufacturer of RXBAR, a high protein snack bar made of simple ingredients. In our North America Other reportable segment, for the quarter and year-to-date periods ended December 30, 2017 the acquisition added $27 million in net sales and $3 million of operating profit (before integration costs) that impacted the comparability of our reported results.

Shipping day differences
In December 2017, we eliminated a one-month timing difference in reporting of financial results for the Parati Group. This update resulted in an additional month of financial results being reported in the quarter and year-to-date period ended December 30, 2017, which included $14 million of net sales that impacted the comparability of our reported results.

Venezuela
There was a material change in the business environment, including a worsening of our access to key raw materials subject to restrictions, and a related significant drop in production volume in the fourth quarter of 2016. These supply chain disruptions, along with other factors such as the worsening economic environment in Venezuela and the limited access to dollars to import goods through the use of any of the available currency mechanisms, have impaired our ability to effectively operate and fully control our Venezuelan subsidiary.

As of December 31, 2016, we deconsolidated and changed to the cost method of accounting for our Venezuelan subsidiary. For the quarter ended December 31, 2016 the deconsolidation reduced net sales by $8 million and operating profit by $1 million which impacted the comparability of our reported results. For the year-to-date period ended December 1, 2016 the deconsolidation reduced net sales by $31 million and operating profit by $9 million which impacted the comparability of our reported results.

In 2016 certain non-monetary assets related to our Venezuelan subsidiary continued to be remeasured at historical exchange rates. As these assets were utilized by our Venezuelan subsidiary during 2016 they were recognized in the income statement at historical exchange rates resulting in an unfavorable impact. As a result of the utilization of the remaining non-monetary assets, we experienced an unfavorable pre-tax impact of approximately $11 million for the year-to-date period ended December 31, 2016, primarily impacting COGS.

Foreign currency translation
We evaluate the operating results of our business on a currency-neutral basis. We determine currency-neutral operating results by dividing or multiplying, as appropriate, the current-period local currency operating results by the currency exchange rates used to translate our financial statements in the comparable prior-year period to determine what the current period U.S. dollar operating results would have been if the currency exchange rate had not changed from the comparable prior-year period.